Registration No. 333-________

SEXURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

Valpey-Fisher Corporation
(Exact name of registrant as specified in its charter)

Maryland	06-0737363

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

75 South Street, Hopkinton, Massachusetts	01748

(Address of Principal Executive Offices)	(ZIP Code)

Valpey-Fisher Corporation 2003 Stock Option Plan

(Full title of the plan)

Michael J. Kroll Valpey-Fisher Corporation 75 South Street, Hopkinton, Massachusetts 01748

(Name and address of agent for service)

(508) 435-9039, Ext. 600

(Telephone number, including area code, of agent for service)

It is requested that copies of notices and communications
from the Securities and Exchange Commission be sent to:

Joan Dacey-Seib, Esq.
Shapiro Mitchell Forman Allen & Miller LLP
380 Madison Avenue
New York, New York 10017

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximim offering price per share (2)	Proposed maximim aggregate offering price	Amount of registration fee

Common Stock, $.05 par value	200,000	$ 2.98	$ 596,000	$ 76.00

(1)     This Registration Statement also covers such additional shares of Common Stock as may be issuable upon exercise of options granted or to be granted under the Valpey-Fisher Corporation 2003 Stock Option Plan as a result of the anti-dilution provisions thereof.

(2)     Based upon the average of the high and low prices for the shares of Common Stock on the American Stock Exchange Consolidated Reporting System on May 25, 2004 See Rule 457(h). Estimated solely for the purpose of calculating the registration fee.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        The following documents of the Registrant filed with the Securities and Exchange Commission are incorporated herein by reference:

       (a)        The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003.

       (b)        The Registrant’s Quarterly Report on Form 10-Q for the period ended March 28, 2004.

       (c)        The description of Common Stock of the Registrant contained under the caption “Description of Common Stock” in the Registrant’s Registration Statement on Form 8-B dated July 1, 1987.

        All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all Common Stock offered hereby has been sold or which deregisters all such Common Stock then remaining unsold, shall be deemed to be incorporated herein by reference and to be part hereof from the date of filing of such documents.

Item 4. Description of Securities.

      Not applicable.

Item 5. Interests of Named Experts and Counsel.

      Not applicable.

Item 6. Indemnification of Directors and Officers.

        Pursuant to Maryland law and the Articles of Incorporation of the Registrant, the liability of directors and officers of the Registrant to the Registrant or to any shareholder of the Registrant for money damages has been eliminated except for (i) actual receipt of an improper personal benefit in money, property or service and (ii) active and deliberate dishonesty established by a final judgment as being material to the cause of action.

        The Articles of Incorporation of the Registrant contain a provision which requires the Registrant to indemnify its directors and officers to the fullest extent permitted from time to time by the laws of Maryland. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services, or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. In addition, Maryland law requires the Registrant, as conditions to advancing expenses, to obtain (i) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the Registrant as authorized by the bylaws, and (ii) a written statement by or on his or her behalf to repay the amount paid or reimbursed by the Registrant if it shall ultimately be determined that the standard of conduct was not met. Under Maryland law, rights to indemnification and expenses are non-exclusive, in that they need not be limited to those expressly provided by statute.

        The Registrant has an insurance policy expiring June 1, 2005 with Carolina Casualty Insurance Company insuring directors and officers against certain liabilities they may incur. The policy contains standard reimbursement provisions in an aggregate limit of $2 million with a deductible of $100,000 for expenses reimbursable to the directors and/or officers by the Registrant. The policy contains various reporting requirements and exclusions.

Item 7. Exemption from Registration Claimed.

      Not applicable.

Item 8. Exhibits.

        The following are filed as exhibits to this Registration Statement:

Exhibit No.	Description

5	Opinion of Whiteford, Taylor & Preston L.L.P. as to the legality of the shares being registered
23(a)	Consent of Whiteford, Taylor & Preston LLP
23(b)	Consent of Grant Thornton LLP
23(c)	Consent of Deloitte & Touche LLP
24	Power of Attorney - see Signature Page

Item 9. Undertakings.

(a)     Rule 415 offering.

      The Undersigned Registrant hereby undertakes:

    (1)        To file during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

    (2)        That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)     Filings incorporating subsequent Exchange Act documents by reference.

        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)     Request for acceleration of effective date or filing of registration statement on Form S-8.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description

5	Opinion of Whiteford, Taylor & Preston L.L.P. as to the legality of the shares being registered

23(a)	Consent of Whiteford, Taylor & Preston LLP (See exhibit 5)

23(b)	Consent of Grant Thornton LLP

23(c)	Consent of Deloitte & Touche LLP

24	Power of Attorney - see Signature Page

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hopkinton, Massachusetts on this 26th day of May, 2004.

VALPEY-FISHER CORPORATION

By:  /s/ Michael J. Ferrantino
      Michael J. Ferrantino
      President & Chief Executive Officer

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael J. Ferrantino and Michael J. Kroll and each of them acting singly, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including any post-effective amendments, to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

/s/ Michael J. Ferrantino Michael J. Ferrantino	President & Chief Executive Officer and Director (Principal Executive Officer)	May 26, 2004

/s/ Michael J. Kroll Michael J. Kroll	Vice President, Treasurer and Chief Financial Officer (Principal Financial and Accounting Officer)	May 26, 2004

/s/ Mario Alosco Mario Alosco	Director	May 26, 2004

/s/ Richard W. Anderson Richard W. Anderson	Director	May 26, 2004

/s/ Eli Fleisher Eli Fleisher	Director	May 26, 2004

/s/ Lawrence Holsborg Lawrence Holsborg	Director	May 26, 2004

/s/ John J. McArdle III John J. McArdle III	Director	May 26, 2004

/s/ Ted Valpey, Jr. Ted Valpey, Jr.	Chairman of the Board and Director	May 26, 2004